Exhibit 99.1

OceanTech Acquisitions I Corp. Confirms Funding to Extend Period to Consummate Initial Business Combination

New York – June 1, 2023 – OceanTech Acquisitions I Corp. (“OceanTech” or the “Company”) (Nasdaq: OTEC/OTECU / OTECW), a special purpose acquisition company, today announced that on June 1, 2023 it caused to be deposited $30,000 into the Company’s trust account for its public stockholders, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from June 2, 2023 to July 2, 2023 (the “Extension”). The Extension is the first of twelve,
1-month extensions permitted under the Company’s governing documents.

About OceanTech Acquisitions I Corp.

OceanTech is a blank check company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, with a focus on companies in the technology industry. The Company is sponsored by Aspire Acquisition LLC.

Contacts

Investor Relations

Lena Cati

The Equity Group, Inc.

(212) 836-9611

lcati@equityny.com